EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-31037, 333-74230, 333-93095, 333-102048
and 333-107805) and the Registration Statements (Form S-3 No. 333-49432, 333-74578, 333-85530, 333-106140, and 333-108141) of RF Micro
Devices, Inc. and subsidiaries of our report dated March 26, 2004 with respect to the consolidated financial statements of Silicon Wave, Inc. as of and for the years ended December 31, 2003 and 2002, included in the Current Report on Form 8-K/A of RF Micro Devices, Inc. filed with the Securities and Exchange Commission on or about August 4, 2004.


                                              /s/Ernst & Young LLP


San Diego, California
August 2, 2004